

CAPSOURCE FUND I, LLP

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Business Entity Information

Status:	Active	File Date:	4/18/2012
Type:	Domestic Limited-Liability Partnership	Entity Number:	E0217962012-3
Qualifying State:	NV	List of Officers Due:	5/31/2012
Managed By:		Expiration Date:	
NV Business ID:	NV20121249710	Business License Exp:	

Registered Agent Information

Name:	STEPHEN J BYRNE	Address 1:	2009 E WINDMILL LANE
Address 2:		City:	LAS VEGAS
State:	NV	Zip Code:	89123
Phone:		Fax:	
Mailing Address 1:		Mailing Address 2:	
Mailing City:		Mailing State:	
Mailing Zip Code:			
Agent Type:	Noncommercial Registered Agent		

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Financial Information

No Par Share Count:	0	Capital Amount:	$ 0

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Officers

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Actions\Amendments

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